NEWS RELEASE

Exhibit 99.1

For information, contact:

Media – Susan Moore (713) 309-4645

Investors – Douglas J. Pike (713) 309-7141

Lyondell Reports Second-Quarter 2005 Results

•	Lyondell reports net income of $126 million or 48 cents per share on a fully diluted basis vs. $3 million or 2 cents per share a year ago

•	Strong performance in propylene oxide and related products partially offset:
o	Price declines in ethylene, co-products and derivatives
o	Maintenance impacts at LYONDELL-CITGO Refining

•	Repaid $328 million of debt during the quarter
o	Today called final $200 million of Lyondell 9.875 percent 2007 bonds bringing total debt reduction to more than $1 billion since August 2004

HOUSTON, July 28, 2005 – Lyondell Chemical Company (NYSE: LYO) today announced net income for the second quarter 2005 of $126 million which equates to 48 cents per share on a fully diluted basis (or 51 cents basic earnings per share). This compares to net income of $3 million, or 2 cents per share, for the second quarter 2004, and net income of $254 million, or 98 cents per share, for the first quarter 2005. For the first six months of 2005, net income was $380 million or $1.46 per share on a fully diluted basis, compared to a net loss of $12 million or 7 cents per share during the first six months of 2004.

Table 1—Lyondell Earnings Summary (a)

Millions of dollars except per share amounts	2Q 2005	2Q 2004	1Q 2005	1st Six Months 2005	1st Six Months 2004
Sales and other operating revenues	$4,382	$1,161	$4,446	$8,828	$2,266
Net income (loss)	126	3	254	380	(12)
Basic earnings (loss) per share	0.51	0.02	1.04	1.55	(0.07)
Diluted earnings (loss) per share (b)	0.48	0.02	0.98	1.46	(0.07)
Basic weighted average shares outstanding (millions)	245.9	177.1	244.5	245.2	176.8
Diluted weighted average shares outstanding (millions) (b)	259.0	177.8	259.8	259.4	176.8

(a)	Results include the operations of Equistar and Millennium prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s 70.5% interest in Equistar was accounted for as an equity investment.
(b)	Includes the dilutive effect of the convertible debentures and outstanding stock options and warrants.

The second quarter includes non-cash pre-tax charges of $14 million related to industry mutual insurance consortia. Additionally, the second quarter includes a $9 million charge related to the early retirement of debt while the first quarter included a $12 million charge related to debt reduction.

“Although this was one of Lyondell’s best quarters in many years, I would characterize the results as ‘mixed’ on a segment basis,” said Dan F. Smith, president and CEO of Lyondell Chemical Company. “Our propylene oxide segment experienced strong results, and performance of the inorganic chemicals segment continued to be solid. In our ethylene segment, results were comparable to the strong levels experienced in the fourth quarter 2004; however, this quarter was characterized by reductions in industry operating rates and prices as the market adjusted to earlier over-production. Within our refining segment we experienced some planned and unplanned downtime, but these events also are behind us and the refinery is performing well. Overall, we benefited from the breadth of our product portfolio.”

OUTLOOK

Thus far in the third quarter, market conditions for propylene oxide are relatively unchanged from the second quarter, while MTBE margins have continued to expand. Refining results are expected to improve from the second quarter as the refinery is now operating at full utilization and industry margins are quite strong. After reaching a low in late June, market conditions for ethylene, co-products and derivatives have strengthened. However, the volatility of the global market makes it difficult to quantify the pace and magnitude of such a turnaround.

“Industry and economic fundamentals remain strong,” said Smith. “We see continued growth in the global economy, growing Chinese demand for chemicals and plastics, delays in Middle East chemical plant construction, and strong global demand for gasoline, diesel fuel and their components. When we review the past several quarters in aggregate, we believe that the industry remains on a trajectory that indicates continued strong performance over the coming years. For these reasons, our outlook has been and continues to be very positive.”

LYONDELL BUSINESS RESULTS DISCUSSION BY BUSINESS SEGMENT

Lyondell’s operations are reported in four segments: 1) Ethylene, co-products and derivatives; 2) Propylene oxide (PO) and related products; 3) Inorganic chemicals; and 4) Refining, which consists of Lyondell’s 58.75 percent ownership of LYONDELL-CITGO Refining (LCR), a joint venture with CITGO Petroleum Corp.

Ethylene, Co-products and Derivatives Segment – The primary products of this segment are ethylene, ethylene co-products (propylene, butadiene, benzene and toluene) and derivatives of ethylene (polyethylene, ethylene oxygenates and vinyl acetate monomer or VAM). Lyondell acquired Millennium on November 30, 2004; Millennium’s acetyls products are included in this segment.

Table 2 – Ethylene, Co-Products & Derivatives Financial Overview (a)

Millions of dollars	2Q 2005	2Q 2004	1Q 2005	1st Six Months 2005	1st Six Months 2004
Sales and other operating revenues	$2,849	$2,099	$2,974	$5,823	$4,061
Operating income	201	99	395	596	160
EBITDA (b)	294	175	486	780	311

(a)	For periods prior to January 1, 2005, the Ethylene, Co-Products and Derivatives information represents the historical operating results of Equistar on a 100% basis. See Table 6 for additional segment information.
(b)	See Table 9 for reconciliations of segment EBITDA to net income (loss) of Lyondell and Equistar, respectively.

The following discussion addresses business conditions independent of ownership.

2Q05 v. 1Q05 – Ethylene and ethylene derivative product sales volumes decreased approximately 60 million pounds (or 2 percent) versus the first quarter 2005 primarily as a result of reduced ethylene and ethylene glycol sales. Product prices for ethylene and the major ethylene derivatives (polyethylene and ethylene glycol) averaged approximately 5 cents to 6 cents per pound lower than first-quarter prices.

Raw material costs increased for both crude oil and natural gas-based raw materials. Coupled with a decline in co-product propylene prices, this led to an increase in our cost-of-ethylene-production metric (COE).

Acetyls results remained strong as increased costs were offset by higher prices and volumes.

2Q05 v. 2Q04 – Ethylene and ethylene derivative sales volumes were approximately 130 million pounds (or 4.5 percent) lower than second-quarter 2004 sales volumes. The quarterly average price of these products was higher than during the year-ago quarter. Ethylene prices averaged 4 cents per pound higher, polyethylene prices averaged 10 cents per pound higher, and prices for performance derivatives such as ethylene oxide (EO), ethylene glycol ethers, and vinyl acetate monomer (VAM) averaged 8 cents to 23 cents per pound higher than in the second quarter 2004. Significantly higher raw material costs were only partially offset by increased co-product prices, resulting in an increase of approximately 3 cents per pound in our cost-of-ethylene-production metric (COE). Acetyls results improved due to a combination of increased margins and volumes.

Propylene Oxide and Related Products Segment – The principal products of the propylene oxide and related products segment include propylene oxide (PO), PO derivatives (propylene glycol, propylene glycol ethers, butanediol and butanediol derivatives), styrene, MTBE, and toluene diisocyanate (TDI).

Table 3 – PO & Related Products Financial Overview (a)

Millions of dollars	2Q 2005	2Q 2004	1Q 2005	1st Six Months 2005	1st Six Months 2004
Sales and other operating revenues	$1,562	$1,161	$1,529	$3,091	$2,266
Operating income	134	20	96	230	43
EBITDA (b)	186	82	146	332	168

(a)	See Table 6 for additional segment information.
(b)	See Table 9 for a reconciliation of segment EBITDA to net income (loss) of Lyondell.

2Q05 v. 1Q05 – PO and PO derivative product results were relatively unchanged versus the first quarter as margins expanded while volumes declined primarily due to the seasonality of aircraft deicing sales. MTBE margins increased by approximately 33 cents per gallon, resulting in a $65 million profit improvement. Styrene results were unchanged, and TDI results declined by approximately $20 million primarily due to reduced margins and plant maintenance.

2Q05 v. 2Q04 – Versus the year-ago quarter, increased PO and PO derivative product margins led to approximately a $70 million increase in results. MTBE results improved by approximately $50 million as a result of higher raw material margins. Styrene margin increases were offset by TDI margin declines, resulting in a negative impact of approximately $10 million.

Inorganic Chemicals Segment – The principal product of the inorganic chemicals segment is titanium dioxide (TiO2). Lyondell acquired Millennium, including this business, on November 30, 2004.

Table 4 – Inorganic Chemicals Financial Overview (a)

Millions of dollars	2Q 2005	2Q 2004	1Q 2005	1st Six Months 2005	1st Six Months 2004
Sales and other operating revenues	$342	—	$318	$660	—
Operating income	16	—	21	37	—
EBITDA (b)	49	—	45	94	—

(a)	Includes the Inorganic Chemicals segment prospectively from December 1, 2004. See Table 6 for additional segment information.
(b)	See Table 9 for a reconciliation of segment EBITDA to net income (loss) of Lyondell.

The following discussion addresses the inorganics business independent of ownership.

2Q05 v. 1Q05 – Sales volumes increased by approximately 12,000 metric tons to 151,000 metric tons and sales prices increased by approximately $15 per metric ton, but were offset by higher costs.

2Q05 v. 2Q04 – Sales volumes were approximately 33,000 metric tons lower versus the year-ago quarter during which sales volumes increased to reduce elevated inventory levels. Conversely, second-quarter 2005 prices were $270 per metric ton higher than during the second quarter 2004.

Refining Segment—Lyondell owns a 58.75 percent interest in LCR, a major refiner of heavy crude oil. This investment is accounted for using the equity method.

Table 5—Refining Financial Overview – 100% Basis (a)

Millions of dollars	2Q 2005	2Q 2004	1Q 2005	1st Six Months 2005	1st Six Months 2004
Sales and other operating revenues	$1,563	$1,339	$1,536	$3,099	$2,493
Operating income	37	111	118	155	212
EBITDA (b)	65	139	146	211	270

(a)	The Refining segment information presented above represents the historical operating results of LCR on a 100% basis. See Table 6 for additional segment information.
(b)	See Table 9 for a reconciliation of segment EBITDA to net income of LCR.

2Q05 v. 1Q05 – Total crude processing rates were approximately 69,000 barrels per day below first-quarter rates as the refinery processed 28,000 barrels per day of spot crude and 165,000 barrels per day under the Venezuelan crude supply contract. Reduced processing rates were primarily related to planned maintenance activity, but were additionally impacted by an unplanned equipment failure and a force majeure declaration by a third party. Versus the first quarter 2005, planned maintenance impacted results by approximately $50 million, the equipment outage had an estimated $20 million to $25 million impact on results, and the third-party situation had an estimated impact of $10 million. Other variances such as increased spot crude margins and decreased aromatics margins offset each other.

2Q05 v. 2Q04 – In general, trends and comparisons to the second quarter 2004 are similar to the comparisons made to the first quarter of 2005.

CASH DISTRIBUTIONS AND DEBT REDUCTION

During the second quarter 2005, Equistar distributed a total of $475 million to Lyondell and Millennium (Lyondell received $335 million and Millennium received $140 million). Net distributions from LCR to Lyondell were $19 million. (Distributions from LCR totaled $36 million and contributions to LCR totaled $17 million.) Lyondell Chemical Company paid $300 million toward early debt reduction while Millennium Chemicals reduced debt by $28 million. Earlier today, Lyondell called the final $200 million of its 9.875 percent 2007 bonds.

CONFERENCE CALL

Lyondell will host a conference call today, July 28, 2005, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO, Morris Gelb, Executive Vice President and COO, T. Kevin DeNicola, Senior Vice President and CFO, and Doug Pike, Vice President of Investor Relations. The dial-in numbers are 888-391-2385 (U.S. – toll free) and 517-645-6239 (international). The passcode for each is Lyondell. The call will be broadcast live on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET July 28 to 5 p.m. ET on August 5. The dial-in numbers are 800-216-3053 (U.S.) and 402-220-3760 (international). The passcode for each is 5549. Web replay will be available at 2:30 p.m. ET July 28 on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including this earnings release, will be available at 11:30 a.m. ET July 28 at www.lyondell.com/earnings.

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell’s November 30, 2004 acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, availability, cost and price volatility of raw materials and utilities; supply/demand balances; uncertainties associated with the U.S. and worldwide economies; current and potential governmental regulatory actions; terrorist acts; international political unrest; operating interruptions; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; competitive products and pricing; industry production capacities and operating rates; risks of doing business outside of the U.S.; access to capital markets; technological developments; and other risk factors. All of such forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2004, and the Lyondell, Equistar and Millennium Quarterly Reports on Form 10-Q for the quarter ended June 30, 2005, which will be filed with the SEC in August 2005.

###

SOURCE: Lyondell Chemical Company; Equistar Chemicals, LP; Millennium Chemicals Inc.

Table 6 - Selected Unaudited Segment Financial Information (a)

	For the three months ended			For the six months ended
	June 30,		March 31, 2005	June 30,
(Millions of dollars)	2005	2004		2005	2004
Sales and other operating revenues (b)
Ethylene, Co-Products & Derivatives	$2,849	$2,099	$2,974	$5,823	$4,061
PO & Related Products	1,562	1,161	1,529	3,091	2,266
Inorganic Chemicals	342	—	318	660	—
Refining	1,563	1,339	1,536	3,099	2,493

Operating income
Ethylene, Co-Products & Derivatives	$201	$99	$395	$596	$160
PO & Related Products	134	20	96	230	43
Inorganic Chemicals	16	—	21	37	—
Refining	37	111	118	155	212

Depreciation and amortization
Ethylene, Co-Products & Derivatives	$96	$77	$95	$191	$153
PO & Related Products	60	64	58	118	127
Inorganic Chemicals	26	—	24	50	—
Refining	28	28	28	56	58

EBITDA (c)
Ethylene, Co-Products & Derivatives	$294	$175	$486	$780	$311
PO & Related Products	186	82	146	332	168
Inorganic Chemicals	49	—	45	94	—
Refining	65	139	146	211	270

Capital expenditures
Ethylene, Co-Products & Derivatives	$32	$22	$37	$69	$41
PO & Related Products	16	16	14	30	27
Inorganic Chemicals	14	—	5	19	—
Refining	49	14	34	83	29

(a)	The EC&D data for periods prior to January 1, 2005 represents Equistar results on a 100% basis. Prior to December 1, 2004, Equistar was accounted for as an equity investment. See Table 13 for additional Equistar financial information. See Table 8 for a reconciliation of segment information for the three months and six months ended June 30, 2005 and for the three months ended March 31, 2005 to consolidated Lyondell financial information. See Table 10 for PO and Related Products data for the three and six months ended June 30, 2004. The Refining information presented above represents the historical operating results of LCR on a 100% basis. See Table 19 for additional LCR financial information. The Inorganic Chemicals segment is presented prospectively from December 1, 2004.
(b)	Sales include sales to affiliates and intersegment sales.
(c)	See Table 9 for reconciliation of segment EBITDA to net income (loss).

Table 7 - Selected Segment Sales Volumes (a) (b)

	For the three months ended			For the six months ended
	June 30,		March 31, 2005	June 30,
	2005	2004		2005	2004
Ethylene, Co-Products and Derivatives (in millions)
Ethylene and derivatives (pounds)	2,845	2,759	2,908	5,753	5,479
Polyethylene included above (pounds)	1,341	1,439	1,337	2,678	2,776
Co-products, nonaromatic (pounds)	1,862	1,961	2,034	3,896	3,876
Aromatics (gallons)	107	80	102	209	173

PO and Related Products (in millions)
PO and derivatives (pounds)	731	766	884	1,615	1,651
Co-products:
Styrene monomer (pounds)	1,045	830	982	2,027	1,761
MTBE and other TBA derivatives (gallons)	297	284	283	580	556

Inorganic Chemicals (thousand metric tons)
TiO2	154	—	142	296	—

Refined products (thousand barrels per day)
Gasoline	110	121	117	113	118
Diesel and heating oil	85	99	88	86	95
Jet fuel	8	14	20	14	15
Aromatics	10	9	8	9	9
Other refined products	70	87	87	80	88

Total refined products volumes	283	330	320	302	325

Refinery Runs
Crude processing rates (thousand barrels per day)
Crude Supply Agreement	165	233	219	192	235
Other crude oil	28	33	43	35	30

Total crude oil	193	266	262	227	265

(a)	The EC&D data for periods prior to January 1, 2005 represent Equistar results on a 100% basis. Prior to December 1, 2004, Equistar was accounted for as an equity investment. The Refining information presented above represents the historical operating results of LCR on a 100% basis.
(b)	Sales volumes include sales to affiliates and intersegment sales.

Table 8 - Reconciliation of Segment Information to Consolidated Lyondell Financial Information

(Millions of dollars)	Sales and Other operating revenues	Operating income (loss)	Depreciation and amortization	Capital expenditures
For the three months ended June 30, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$2,849	$201	$96	$32
PO & Related Products	1,562	134	60	16
Inorganic Chemicals	342	16	26	14
Other (a)	(371)	(3)	3	—

Total	$4,382	$348	$185	$62

For the six months ended June 30, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$5,823	$596	$191	$69
PO & Related Products	3,091	230	118	30
Inorganic Chemicals	660	37	50	19
Other (a)	(746)	(5)	4	2

Total	$8,828	$858	$363	$120

For the three months ended March 31, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$2,974	$395	$95	$37
PO & Related Products	1,529	96	58	14
Inorganic Chemicals	318	21	24	5
Other (a)	(375)	(2)	1	2

Total	$4,446	$510	$178	$58

(a)	Includes elimination of intersegment transactions and items not allocated to segments.

Table 9 - Reconciliation of Segment EBITDA to Net Income (Loss)

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
(Millions of dollars)	2005	2004	2005	2005	2004
LYONDELL
Segment EBITDA:
Ethylene, Co-Products & Derivatives (a)	$294	$—	$486	$780	$—
PO & Related Products	186	82	146	332	168
Inorganic Chemicals (b)	49	—	45	94	—
Other	(2)	—	1	(1)	—
Add:
Income from equity investment in Equistar	—	33	—	—	39
Income from equity investment in LCR	19	63	67	86	119
Deduct:
Depreciation and amortization	(185)	(64)	(178)	(363)	(127)
Interest expense, net	(155)	(108)	(158)	(313)	(217)
Provision for income taxes	(71)	(3)	(143)	(214)	6
Debt prepayment premiums and charges	(9)	—	(12)	(21)	—

Lyondell net income (loss)	$126	$3	$254	$380	$(12)

Equistar EBITDA (c)		$175			$311
Deduct:
Depreciation and amortization		(77)			(153)
Interest expense, net		(55)			(110)

Equistar net income		$43			$48

Refining EBITDA (d)	$65	$139	$146	$211	$270
Deduct:
Depreciation and amortization	(28)	(28)	(28)	(56)	(58)
Interest expense, net	(9)	(8)	(8)	(17)	(18)

LCR net income	$28	$103	$110	$138	$194

(a)	The EC&D segment information reflects the consolidation of Millennium and Equistar prospectively from December 1, 2004. For periods prior to December 1, 2004, Equistar was accounted for as an equity investment. See Tables 13 and 16 for additional Equistar and Millennium financial information, respectively.
(b)	The Inorganic Chemicals segment information reflects the consolidation of Millennium prospectively from December 1, 2004.
(c)	The Equistar information presented represents the historical operating results of Equistar on a 100% basis. See Table 13 for additional Equistar financial information.
(d)	The Refining information presented represents the historical operating results of LCR on a 100% basis. See Table 19 for additional LCR financial information.

Table 10 - Lyondell Unaudited Income Statement Information (a)

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
(Millions of dollars, except per share data)	2005	2004	2005	2005	2004
Sales and other operating revenues	$4,382	$1,161	$4,446	$8,828	$2,266
Cost of sales	3,879	1,084	3,784	7,663	2,113
Selling, general and administrative expenses	133	49	129	262	94
Research and development expenses	22	8	23	45	16

Operating income	348	20	510	858	43
Income from equity investment in Equistar	—	33	—	—	39
Income from equity investment in LCR	19	63	67	86	119
Income (loss) from other equity investments	(1)	1	1	—	2
Interest expense, net	(155)	(108)	(158)	(313)	(217)
Other expense, net	(14)	(3)	(23)	(37)	(4)

Income (loss) before income taxes	197	6	397	594	(18)
Provision for (benefit from) income taxes	71	3	143	214	(6)

Net income (loss)	$126	$3	$254	$380	$(12)

Basic earnings (loss) per share:	$0.51	$0.02	$1.04	$1.55	$(0.07)

Diluted earnings (loss) per share:	$0.48	$0.02	$0.98	$1.46	$(0.07)

Weighted average shares (in millions):
Basic	245.9	177.1	244.5	245.2	176.8

Diluted	259.0	177.8	259.8	259.4	176.8

(a)	Results of operations include the operations of Equistar and Millennium prospectively from December 1, 2004. Prior to December 1, 2004, Equistar was accounted for as an equity investment.

Table 11 - Lyondell Unaudited Cash Flow Information (a)

	For the six months ended June 30,
(Millions of dollars)	2005	2004
Net income (loss)	$380	$(12)
Adjustments:
Depreciation and amortization	363	127
Income from equity investments	(86)	(160)
Distributions of earnings from affiliates	86	120
Deferred income taxes	161	(8)
Debt prepayment charges and premiums	21	—
Changes in assets and liabilities:
Accounts receivable	(150)	(56)
Inventories	(177)	17
Accounts payable	128	50
Accrued interest	(8)	—
Other, net	(67)	—

Cash provided by operating activities	651	78

Expenditures for property, plant and equipment	(120)	(27)
Distributions from affiliates in excess of earnings	51	48
Contributions and advances to affiliates	(51)	(22)
Other	3	—

Cash used in investing activities	(117)	(1)

Repayment of long-term debt	(547)	—
Dividends paid	(111)	(63)
Exercise of stock options	43	5
Other	1	(1)

Cash used in financing activities	(616)	(59)

Effect of exchange rate changes on cash	(9)	(1)

Increase (decrease) in cash and cash equivalents	$(91)	$17

(a)	Equistar and Millennium became wholly owned subsidiaries as of December 1, 2004. Prior to December 1, 2004, Lyondell’s investment in Equistar was accounted for on an equity basis.

Table 12 - Lyondell Unaudited Balance Sheet Information

(Millions of dollars)	June 30, 2005	December 31, 2004
Cash and cash equivalents	$713	$804
Accounts receivable, net	1,664	1,569
Inventories	1,761	1,619
Prepaid expenses and other current assets	142	189
Deferred tax assets	237	276

Total current assets	4,517	4,457
Property, plant and equipment, net	6,875	7,215
Investments and long-term receivables:
Investment in PO joint ventures	791	838
Investment in and receivable from LCR	188	192
Other investments and long-term receivables	163	160
Goodwill, net	2,181	2,175
Other assets, net	878	924

Total assets	$15,593	$15,961

Accounts payable	$1,276	$1,202
Current maturities of long-term debt	256	308
Accrued liabilities	673	785

Total current liabilities	2,205	2,295
Long-term debt	7,052	7,555
Other liabilities	1,779	1,780
Deferred income taxes	1,553	1,477
Minority interest	179	181
Stockholders’ equity (246,700,788 and 243,684,998 shares outstanding at June 30, 2005 and December 31, 2004, respectively)	2,825	2,673

Total liabilities and stockholders’ equity	$15,593	$15,961

Tables 13 through 21 represent additional financial information on a 100% basis for Equistar, Millennium and LCR.

Table 13 - Equistar Unaudited Income Statement Information (a)

	For the three months ended			For the six months ended
	June 30,		March 31, 2005	June 30,
(Millions of dollars)	2005	2004		2005	2004
Sales and other operating revenues (b)	$2,700	$2,099	$2,861	$5,561	$4,061
Cost of sales	2,447	1,951	2,417	4,864	3,808
Selling, general and administrative expenses	47	41	47	94	82
Research and development expenses	9	8	8	17	15
Gain on asset dispositions	—	—	—	—	(4)

Operating income	197	99	389	586	160
Interest expense, net	(54)	(55)	(54)	(108)	(110)
Other expense, net	(1)	(1)	(3)	(4)	(2)

Net income (c)	$142	$43	$332	$474	$48

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	As a partnership, Equistar is not subject to federal income taxes.

Table 14 - Equistar Unaudited Balance Sheet Information (a)

(Millions of dollars)	June 30, 2005	December 31, 2004
Cash and cash equivalents	$68	$39
Accounts receivable, net	899	826
Inventories	655	582
Prepaid expenses and other current assets	38	43

Total current assets	1,660	1,490
Property, plant and equipment, net	3,107	3,167
Investments	64	60
Other assets, net	342	357

Total assets	$5,173	$5,074

Accounts payable	$645	$532
Current maturities of long-term debt	150	1
Accrued liabilities	252	273

Total current liabilities	1,047	806
Long-term debt	2,161	2,312
Other liabilities and deferred revenues	408	395
Partners’ capital	1,557	1,561

Total liabilities and partners’ capital	$5,173	$5,074

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 15 - Equistar Unaudited Cash Flow Information (a)

	For the six months ended
	June 30,
(Millions of dollars)	2005	2004
Net income	$474	$48
Adjustments:
Depreciation and amortization	159	153
Deferred maintenance turnaround expenditures	(14)	(51)
Gain on asset dispositions	—	(4)
Changes in assets and liabilities:
Accounts receivable (b)	(68)	(124)
Inventories	(67)	(104)
Accounts payable	112	62
Accrued interest	—	1
Other, net	(25)	(37)

Cash provided by (used in) operating activities	571	(56)

Expenditures for property, plant and equipment	(69)	(41)
Proceeds from sales of assets	3	41

Cash used in investing activities	(66)	—

Repayment of long-term debt	(1)	—
Distributions to owners	(475)	—

Cash used in financing activities	(476)	—

Increase (decrease) in cash and cash equivalents	$29	$(56)

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	In consideration of discounts offered to certain customers for early payment for product, some receivable amounts were collected in June 2005 and 2004 that otherwise would have been expected to be collected in July of the respective years. This included $46 million and $42 million from Occidental Chemical Holding Corporation in June 2005 and 2004, respectively.

Table 16 - Millennium Unaudited Income Statement Information (a)

	For the three months ended		For the six months ended June 30, 2005
(Millions of dollars)	June 30, 2005	March 31, 2005
Sales and other operating revenues (b)	$515	$453	$968
Cost of sales	424	365	789
Selling, general and administrative expenses	45	43	88
Research and development expenses	6	6	12
Asset impairments	3	2	5

Operating income	37	37	74
Interest expense, net	(25)	(24)	(49)
Other expense, net	5	(9)	(4)

Income before equity investment, minority interest and income taxes	17	4	21
Income from equity investment in Equistar	42	98	140

Income before income taxes and minority interest	59	102	161
Provision for income taxes	20	37	57

Income before minority interest	39	65	104
Minority interest	(1)	(1)	(2)

Net income	$38	$64	$102

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	Sales and other operating revenues include sales to affiliates.

Table 17 - Millennium Unaudited Balance Sheet Information (a)

(Millions of dollars)	June 30, 2005	December 31, 2004
Cash and cash equivalents	$375	$344
Accounts receivable, net	357	318
Inventories	479	414
Prepaid expenses and other current assets	85	79

Total current assets	1,296	1,155
Property, plant and equipment, net	667	707
Investments	456	457
Goodwill	104	104
Other assets, net	88	107

Total assets	$2,611	$2,530

Accounts payable	$308	$291
Current maturities of long-term debt	6	7
Accrued liabilities	125	156

Total current liabilities	439	454
Long-term debt	1,371	1,398
Other liabilities	541	536
Deferred income taxes	196	164
Minority interest	47	33
Stockholders’ equity (100,000,000 shares authorized; 66,135,816 shares issued)	17	(55)

Total liabilities and stockholders’ equity	$2,611	$2,530

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 18 - Millennium Unaudited Cash Flow Information (a)

For the six months ended June 30, 2005
(Millions of dollars)
Net income	$102
Adjustments:
Asset impairment charges	5
Depreciation and amortization	53
Deferred income taxes	7
Income from equity investment in Equistar	(140)
Distributions of earnings from Equistar	140
Changes in assets and liabilities:
Accounts receivable	(41)
Inventories	(75)
Accounts payable	25
Other, net	1

Cash provided by operating activities	77

Expenditures for property, plant and equipment	(21)

Cash used in investing activities	(21)

Contribution from Lyondell	6
Repayment of long-term debt	(29)
Other	3

Cash used in financing activities	(20)

Effect of exchange rate changes on cash	(5)

Increase in cash and cash equivalents	$31

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 19 - LCR Unaudited Income Statement Information

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
(Millions of dollars)	2005	2004	2005	2005	2004
Sales and other operating revenues (a)	$1,563	$1,339	$1,536	$3,099	$2,493
Cost of sales	1,515	1,213	1,406	2,921	2,250
Selling, general and administrative expenses	11	15	12	23	31

Operating income	37	111	118	155	212
Interest expense, net	(9)	(8)	(8)	(17)	(18)

Net income (b)	$28	$103	$110	$138	$194

EBITDA (c)	$65	$139	$146	$211	$270

(a)	Sales and other operating revenues include sales to affiliates.
(b)	As a partnership, LCR is not subject to federal income taxes.
(c)	See Table 9 for reconciliation of LCR’s net income to EBITDA.

Table 20 - LCR Unaudited Balance Sheet Information

(Millions of dollars)	June 30, 2005	December 31, 2004
Total current assets	$396	$359
Property, plant and equipment, net	1,269	1,227
Other assets, net	88	61

Total assets	$1,753	$1,647

Current maturities of long-term debt	$5	$5
Other current liabilities	635	583
Long-term debt	441	443
Loans payable to partners	264	264
Other liabilities	114	112
Partners’ capital	294	240

Total liabilities and partners’ capital	$1,753	$1,647

Table 21 - LCR Unaudited Cash Flow Information

	For the six months ended June 30,
(Millions of dollars)	2005	2004
Cash flow from operations	$163	$299
Capital expenditures	83	29
Depreciation and amortization	56	58